EXHIBIT 99.1

Earthstone Energy Provides Update

On North Dakota Operations

DENVER, Dec, 13, 2011 (GLOBE NEWSWIRE) – EARTHSTONE ENERGY, INC. (NASDAQ: ESTE – News) reported a successful drilling season for 2011 and provided the following Operations Update.

Operations Update

In North Dakota, the Company has participated in three new, previously unannounced, horizontal wells.  In the Bailey Field, the Company joined Marathon Oil Company in the drilling of two wells: Paulson 34-9TFH and Paulson 34-9H.  The Paulson 34-9TFH was completed in the Three Forks formation and the Paulson 34-9H was drilled in the Bakken formation.  Both wells are on confidential status and Earthstone has a 1.25% working interest in both wells.

In Indian Hill Field, the Company participated with Continental Resources, Inc. in the third previously unannounced well: Honolulu 1-22H.  The well is on confidential status and Earthstone has a 2.17% working interest in the well.  Also in Indian Hill Field and operated by Continental, the Montpelier 1-14H well recently came off of confidential status.  Earthstone has a 4.38% working interest in the well, which established an initial production rate of 456 barrels of oil and 399 MCF of gas.

In the Banks Field, two previously reported wells have come off of confidential status: Enderud 9-4 2H and Banks State 16-21 1-H.  No initial production rate has been reported for either well, both of which are operated by Brigham Oil & Gas, L.P.  Earthstone has a 5.52% and 3.39% working interest, respectively, in the two wells.  There continues to be excellent potential for reserve growth in the Banks area, where we placed seven new wells on production this year: Enderud 9-4 1H, Enderud 9-4 2H, Gunderson 15-22 1-H, and Banks State 16-21 1H, operated by Brigham, and Wold 34-27H, Berquist 33-28H, and A. Johnson 12-1H, operated by Zenergy.  Earthstone has a 5.52%, 5.52%, 3.94%, 3.39%, 2.0%, 0.18%, and 0.08%, working interest in the seven wells, respectively.

In addition, Samson 29-32 #1H, Broderson 30-31 1H, Topaz 20-17 #1H, and Garman 19-18 1H, operated by Brigham, have been drilled and are either waiting on completion or being completed.  Earthstone has a 5.36%, 4.94%, 3.06%, and 2.61% working interest in the four wells, respectively.  All four wells are expected to be on production before the end of the calendar year.

Finally, Earthstone has committed to participate in the drilling of an additional well – Wold 15-33H, operated by SM Energy, in which Earthstone holds a 2.29% working interest.  Drilling is expected to commence before the end of the calendar year.

“At this point, a large percentage of our Banks Field acreage has been drilled and is now “held-by-production,” commented Ray Singleton, President of Earthstone.  “With the 2011 budget year winding down for many of our partners, we anticipate a new round of drilling proposals in 2012 on the remainder of our undrilled acreage.  Beyond those anticipated proposals, in the future, we anticipate additional “down-spaced” Bakken wells to be proposed on each spacing unit that currently has an initial well holding that spacing unit acreage.  In the Banks Field, the possibility exists that additional horizontal wells could be drilled to source the deeper Three Forks formation on these same spacing units.  The Company expects to continue its strategy of participating in drilling non-operated, horizontal wells which now includes both the Bakken and Three Forks formations.”

Singleton continued, “The next few quarters should prove to be exciting.  In addition to the new wells mentioned above coming on production, we are evaluating two non-Bakken opportunities which could positively impact the Company’s reserves and production and hope to announce progress on these ventures in the future.  With numerous efforts both underway and in the planning process, we eagerly anticipate increasing the Company’s profitability and cash flow.”

ABOUT EARTHSTONE ENERGY:

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations now focused in the Williston Basin and southern Texas.  Earthstone is currently traded on NASDAQ Capital Markets under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com.* * *

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements also include comments regarding assumptions regarding production rates and growth, operating costs, reduction of operation costs, commodity prices, industry outlook, future drilling activities, acquisitions and industry opportunities.  Factors that could cause actual results to differ materially include availability of rigs and services, price volatility of oil and gas, estimated production rates and adjustments to ownership percentages in addition to economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations.  These and other factors are discussed in more detail in Earthstone Energy’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for March 31, 2011 and Quarterly Reports on Form 10-Q for the three and six months ended June 30, 2011 and September 30, 2011, respectively.  The Company disclaims any obligation to update forward-looking statements.

CONTACT:	Ray Singleton
303-296-3076, ext. 102